EXHIBIT 99.1

Release	Immediate
Date	September 21, 2005
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Net Earnings Increase 66% in First Quarter FY2006 and Forecasts Continued Growth

Webcast to be held Thursday, September 22, 2005, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the first quarter ended September 3, 2005. Sales increased 20.6% from the year-ago period. Orders and backlog also improved significantly over the prior year levels, with orders up 28.9% and backlog increasing 15.9%. Operating earnings improved to 9.1% of net sales from 6.4% in the prior year. Net earnings were $23.7 million, or $.34 per share, an increase of 65.7% over net earnings of $14.3 million for the same period in the prior year. The ending cash balance was $147.2 million. The results included the impact of an additional week of operations over the prior year based on the company’s accounting calendar.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended

	09/03/2005	8/28/2004	Percent Change

Net Sales	$430.9	$357.3	20.6%
Gross Margin	141.7	112.1	26.4%
Operating Expenses	102.3	88.6	15.5%
Operating earnings	39.2	23.0	70.4%
Net earnings	23.7	14.3	65.7%
Earnings per share - diluted	0.34	0.20	70.0%
Orders	492.9	382.3	28.9%
Backlog	271.8	234.5	15.9%

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The company’s consolidated sales for the quarter were $430.9 million, reflecting both year-over-year and sequential growth. Sales were up 20.6% from the year-ago period and 5.7% from the prior quarter. Orders in the quarter were $492.9 million, increasing 28.9% from the prior year and 17.1% from the prior quarter. The current quarter’s sales include $6.8 million from the consolidation of an independent contract furniture dealership as required under the provisions of FIN46. In the prior year this amounted to an increase in the quarter’s net sales of $2.5 million. Ending backlog was $271.8 million, up $37.3 million or 15.9% from the prior year.

During the quarter the company sold two of its owned contract furniture dealerships. These dealerships generated incremental net sales of approximately $4.0 million during the quarter. The financial statement impact of the sales of the dealerships was a net pre-tax gain of approximately $0.3 million. In addition, the dealership which the company had been consolidating under FIN46 paid off a majority of its loan from the company at the end of the quarter, and as a result will no longer be consolidated going forward.

“We generated double-digit sales and order growth in both our domestic and international operations this quarter,” said Beth Nickels, Chief Financial Officer. “Even after adjusting for the extra week, it was still a very strong quarter with 12% year-over-year sales growth and almost 20% year-over-year order growth. Our ending backlog was the highest level in over four years, and we are confident in our ability to continue to grow the business in the second quarter. “

Gross margin at 32.9% for the quarter was a strong improvement over the 31.4% achieved in the same quarter last year. On a sequential basis, gross margins declined slightly from the 33.1% achieved in the fourth quarter. Gross margins compared to the prior year were positively affected by the leverage gained from additional volume, combined with the favorable impact of the company’s price increase implemented last August. Margin gains were partially offset by continued increases in raw material costs, freight expense, and increased discounting.

Operating expenses for the quarter totaled $102.3 million or 23.7% of sales, compared to $88.6 million or 24.8% of sales for the same period in fiscal 2005. Most of the increased spending was the result of variable selling and incentive costs driven by the higher sales levels, as well as compensation costs associated with the extra week in the quarter.

The company’s ending cash position was $147.2 million. Cash flow from operations for the quarter totaled $20.9 million compared to $2.8 million for the same period last year. Included in the prior year’s cash from operations was a voluntary contribution of $23.0 million to the company’s employee pension fund. Capital spending for the quarter was $11.2 million compared to $3.8 million for the same period last year. The company also repurchased approximately 1.1 million shares of its stock for $36.3 million, at an average price of $31.81 per share during the quarter.

Ms. Nickels added, “This quarter we achieved operating income of 9.1% of sales. This result increases our confidence that we will achieve our long-term profitability targets. Our operating performance, combined with recent order entry rates, augurs well for our second quarter.”

Looking forward, the company expects sales for the second quarter of fiscal 2006 to be in a range of $430 million to $450 million, which represents a 17–22% increase over the prior year. The company estimates earnings per share of $.37 to $.41, an increase of 68–86% over the prior year. This forecast excludes the results of the two dealerships that were sold during the current quarter and assumes no consolidation of any independent contract furniture dealerships under the provisions of FIN46.

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Brian Walker, Chief Executive Officer, stated, “While we have enjoyed continued success, it has certainly been a challenging quarter for the U.S. economy. We’ve all seen the impact Hurricane Katrina has had on the people of the Gulf Coast and on many industries. The company and our employees have stepped forward to help these communities, our employees, and our customers in their recovery. But despite the storm’s impact on the regional and national economy, we’ve seen no measurable effect on our own business to date. Our focus continues to be on the implementation of our growth strategy, and I believe the strong performance this past quarter reflects that effort. We know we will continue to face higher raw material costs throughout the year. The pricing action that went into effect this month, combined with our unrelenting drive for continuous improvement, should help mitigate the impact.”

The company has announced a live webcast to discuss the results of the fiscal 2006 first quarter on Thursday, September 22, 2005, at 9:30 a.m. EDT. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.51 billion in revenue during fiscal 2005. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

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Financial highlights for the quarter ended September 3, 2005 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	September 3, 2005			August 28, 2004

Net Sales	$430.9		100.0%		$357.3	100.0%
Cost of Goods Sold	289.2		67.1%		245.2	68.6%

Gross Margin	141.7		32.9%		112.1	31.4%
Operating Expenses	102.3		23.7%		88.6	24.8%
Restructuring Expenses	0.2		0.0%		0.5	0.1%

Operating Earnings	39.2		9.1%		23.0	6.4%
Other Expense, net	2.0		0.5%		1.7	0.5%

Earnings before Taxes	37.2		8.6%		21.3	6.0%
Income Taxes	12.8		3.0%		7.0	2.0%

Earnings before Minority Interest	24.4		5.7%		14.3	4.0%
Minority Interest, Net of Income Taxes	0.7		0.2%		0.0	0.0%

Net Earnings	$23.7		5.5%		$14.3	4.0%

Earnings Per Share - Basic	0.34				0.20
Weighted Average Basic Common Shares	69,432,	007		71,182,	794
Earnings Per Share - Diluted	0.34				0.20
Weighted Average Diluted Common Shares	70,196,	749		71,861,	847

Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows(Unaudited)
(Dollars in millions)

	Three Months Ended

	September 3, 2005	August 28, 2004

Net Earnings	$23.7	$14.3

Cash Flows provided by Operating Activities	20.9	2.8
Cash Flows used for Investing Activities	(7.9)	(4.4)
Cash Flows used for Financing Activities	(20.4)	(32.5)
Effect of Exchange Rates	0.2	0.7

Net Decrease in Cash	(7.2)	(33.4)
Cash, Beginning of Year	154.4	189.2

Cash, End of Period	$147.2	$155.8

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 3, 2005	May 28, 2005

	(Unaudited)
Assets
Current assets
Cash and equivalents	$147.2	$154.4
Short-term investments	15.5	13.9
Accounts receivable (net)	148.1	169.8
Inventories	46.4	46.7
Assets Held for Sale Current	0.0	0.4
Prepaid Expenses and Other	50.6	49.0

Totals	407.8	434.2
Net property and equipment	195.7	195.4
Other assets	77.0	75.9

Total Assets	$680.5	$705.5

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	$6.4	$7.9
Current long-term debt	13.0	13.0
Accounts Payable	92.0	106.6
Accrued liabilities	138.6	157.4

Totals	250.0	284.9
Long-term debt	181.1	181.0
Other noncurrent liabilities	72.2	69.0

Total Liabilities	503.3	534.9
Minority Interest	0.1	0.1
Shareholders' equity	177.1	170.5

Total Liabilities and Shareholders' Equity	$680.5	$705.5

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